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                                                                EXHIBIT 12.1

                        NORTHWEST AIRLINES CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN MILLIONS)

                                                                    THREE MONTHS ENDED
                                                                          MARCH 31
                                                                    ------------------
                                                                      1997     1996
                                                                    --------  --------
EARNINGS:

Income before income taxes                                          $  104.6  $  87.8
Less:  Income from less than 50%
    owned investees                                                      6.9      3.7
Add:
    Rent expense representative of interest  (1)                        46.9     46.1
    Interest expense net of capitalized interest                        56.0     65.7
    Interest of mandatorily redeemable preferred security holder         6.1      7.0
    Amortization of debt discount and expense                            1.3      2.9
    Amortization of interest capitalized                                  .7       .7
                                                                    --------  --------

    ADJUSTED EARNINGS                                               $  208.7  $  206.5
                                                                    --------  --------
                                                                    --------  --------

FIXED CHARGES:

Rent expense representative of interest  (1)                        $  46.9   $  46.1
Interest expense net of capitalized interest                           56.0      65.7
Interest of mandatorily redeemable preferred security holder            6.1       7.0
Amortization of debt discount and expense                               1.3       2.9
Capitalized interest                                                    2.4       2.2
                                                                    --------  --------

    FIXED CHARGES                                                   $  112.7  $  123.9
                                                                    --------  --------
                                                                    --------  --------


RATIO OF EARNINGS TO FIXED CHARGES                                      1.85      1.67
                                                                    --------  --------
                                                                    --------  --------



(1) Calculated as one-third of rentals, which is considered representative of the interest factor.